UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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DELTA PETROLEUM CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Delta Petroleum Corporation pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
     The following is a press release issued by the Delta Petroleum Corporation (“Delta”) on December 31, 2007, and a slide presentation given during a conference call with analysts, investors and others on December 31, 2007 in connection with the strategic financing agreement entered into by Delta and Tracinda Corporation.

DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, VP of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES STRATEGIC
INVESTMENT IN COMPANY BY TRACINDA CORPORATION
TRACINDA TO INVEST $684 MILLION TO ACQUIRE 35% OF COMPANY
     DENVER, Colorado and LOS ANGELES, California (December 31, 2007) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent energy exploration and development company (“Delta” or the “Company”) has entered into a strategic financing agreement with Tracinda Corporation (“Tracinda”), a private investment corporation wholly-owned by Kirk Kerkorian. Under the agreement, Tracinda will invest $684 million to acquire common stock from the Company at $19.00 per share, which represents a 23 percent premium to the price at the market close as of December 28, 2007 and a 26 percent premium to Delta’s 30 day trading average.
     This transaction will allow Delta Petroleum to accelerate development drilling activities in its core areas, including the Piceance and Paradox Basins. Additional pipeline expansion projects in the Piceance Basin will support Delta’s anticipated increased production and reserve growth generated by an accelerated drilling program. Recently announced successes in the Greentown area of the Paradox Basin also justify an accelerated drilling program to exploit the Company’s large acreage position.
     This transaction will also provide Delta significant financial flexibility to fund the Company’s long-term drilling programs and allow for increased acquisition activity, consistent with Delta’s strategy to pursue complementary acreage and working interest acquisitions in the Company’s core areas.
     Roger Parker, Chairman and CEO of Delta, said, “We are very pleased to have Tracinda Corporation as an investor and strategic partner in Delta. This transaction will provide the means to significantly increase the present value of our vast resource potential. The additional capital provides Delta the financial flexibility and wherewithal to grow the Company to new levels. We are very enthusiastic about the future for Delta.”
     Tracinda Corporation said, “We are very pleased to enter into this long-term partnership with Delta Petroleum and its highly regarded management team. Under Roger’s leadership, Delta Petroleum has become a very important company in the industry, with valuable resource plays, a strong asset base and well-positioned exploration projects that we believe hold significant growth potential. Our investment will provide the company with the capital to accelerate its exploration activities, while giving Tracinda and all Delta Petroleum shareholders the ability to realize value from its growth going forward.”
Summary of the Tracinda Transaction
     Under the agreement, which the Delta board of directors has unanimously approved, Tracinda has agreed to purchase 36 million primary shares of Delta common stock for $19.00 per share. This investment represents approximately 35 percent ownership for Tracinda on a fully-diluted basis. Tracinda will have the right to nominate members to Delta’s board of directors on a pro rata basis reflecting its share ownership, which will initially be one-third of Delta’s board of directors. The transaction is subject to a 30-day due diligence period and will be submitted to Delta stockholders for approval at a meeting planned for February 2008.
     Morgan Stanley & Co. Incorporated and Merrill Lynch & Co. represented Delta in this transaction. Brownstein Hyatt Farber Schreck and Davis Graham & Stubbs LLP acted as legal counsel to Delta.
     Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP acted as legal counsel to Tracinda in the transaction.
Conference Call Today, Monday, December 31st
     Delta management will hold a conference call at 11:00 am EST today, Monday, December 31, 2007 to discuss the transaction.
     Shareholders and other interested parties may participate in the conference call by dialing 800-299-7635 (international participants dial 617-786-2901) and referencing the ID code 65532990, a few minutes before 11:00 am EST on December 31, 2007. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=117007&eventID=1731141 and can be accessed through the Company’s website at http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from December 31, 2007 until January 7, 2008 by dialing 888-286-8010 (international participants dial 617-801-6888) and entering the conference ID 46631947.
About Delta Petroleum Corporation
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company has a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in its Rocky Mountain development projects. Its common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”

About Tracinda Corporation
     Tracinda is a privately held Nevada corporation wholly-owned by Mr. Kerkorian. Tracinda’s principal business is buying, selling and holding selected equity securities. Mr. Kerkorian has served as Chief Executive Officer, President and sole director and stockholder of Tracinda for more than the past five years.
In connection with the proposed transaction, Delta will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF DELTA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Delta Petroleum Corp. 370 17th Street, Suite 4300, Denver, CO 80202 (Telephone: 303.293.9133). In addition, documents filed with the SEC by Delta are available free of charge at the SEC’s web site at www.sec.gov.
Delta and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Delta’s stockholders in connection with the transaction, and may have interests which may be different than those of Delta stockholders generally. Information regarding the interests of such directors and executive officers is included in Delta’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Delta’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Delta Petroleum Corp. 370 17th Street, Suite 4300, Denver CO (Telephone: 303.293.9133).
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
For Delta Petroleum:
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
OR
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at
info@rjfalkner.com
For Tracinda Corporation:
Tom Johnson / Winnie Lerner
Abernathy MacGregor Group
212/371-5999
SOURCE: Delta Petroleum Corporation

Tracinda Corporation's Strategic Investment in Delta Petroleum

Summary of Transaction Issuer: Delta Petroleum Corporation (NASDAQ: DPTR) Purchaser: The Tracinda Corporation Size of Offering: $684 MM Common Shares: 36 MM (100% primary) Issue Price per Share: $19.00 (23% premium to December 28th market close) (26% premium to 30-day average) Implied Market Cap1: $1,968 MM Pro Forma Ownership Approximately 35% by Tracinda: Tracinda Board Approximately 1/3 Representation: Expected Closing: Q1 2008, pending SEC proxy review and shareholder vote 1 103.6 MM fully diluted shares pro forma at $19.00 per share

Strategic Investment Creates Significant Shareholder Value Meaningful premium relative to recent trading levels Allows Delta to accelerate its development drilling program resulting in per share increases by YE 2008 and YE 2009 in: Proved reserves Production Cash Flow Provides capital to pursue additional acreage acquisitions Significantly enhances Delta's credit profile Superior to other capital raising alternatives

Pro Forma Capitalization1 $ in MM As of September 30, 2007 As of September 30, 2007 As of September 30, 2007 Historical As Adjusted Cash and Cash Equivalents $35 $678 Debt 7% Senior Unsecured Notes (Due 2015) 150 150 3.75% Senior Convertible Notes (Due 2037) 115 115 Senior Secured Debt ($79 MM is DHS term loan2) 84 79 Total Debt 349 344 Minority Interest 28 28 Shareholder Equity 539 1,223 Total Capitalization 916 1,595 Net Debt 315 (334) Debt/Cap 38% 22% 1 Pro forma capitalization based on $36MM Garden Gulch acquisition and gross proceeds from equity offering of $684MM 2 DHS debt is consolidated on Delta's financial statements, but is non-recourse to Delta

Use of Proceeds Significant acceleration of development drilling and infrastructure programs in the Piceance and Paradox basins Approximately $300 MM of identified acreage or working interest acquisition opportunities adjacent to or in existing development programs Repayment of borrowings under Senior Credit Facility

Piceance Basin Position 1 Production stated in gross terms 65% - 75% of 2008 Capex budget devoted to the Piceance Basin Primary driver of 2008 production growth for Delta Delta Acreage EUR > 1.6 BCF/Well EUR 1.2 to 1.6 BCF/Well EUR 0.8 to 1.2 BCF/Well EUR 0.4 to 0.8 BCF/Well EUR < 0.4 BCF/Well Piceance Basin Overview Approximately 23,400 net prospective acres Vega Area Overview 67 producing wells 24 wells drilled to be completed Q1-08 Continual drilling program with 4 DHS rigs Vega Area Production1 35 MMcf/d current production (capacity to produce 40 MMcf/d) Production expected to reach 60 MMcf/d by Q2-08 Production expected to be more than 150 MMcf/d by Q1-10 Vega Area Operational Improvements Average drilling time per well down to 14 days Total completed well cost down to $1.8 MM Efficient completion program at approximately 4 frac stages per day per well

Paradox Basin Position Overall Paradox Position Overview Approximately 146,600 gross acres (100,700 net) Discoveries made in two prospect areas (Greentown and Salt Valley) Three additional prospect areas to be drilled and tested (Gypsum Valley, Fisher Valley, and Cocklebur Draw) All prospects internally generated by Delta's geologists Greentown Field Overview Three wells drilled to total depth, each production tested at a rate of 5 MMcfe/d or greater from multiple zones Large acreage position (36,400 net acres) with multi-year drilling inventory Continual drilling program with 2 rigs 25 MMcf/d temporary pipeline expected completion date in Q2-08 Construction of permanent pipeline to begin Q3-08

Relative Valuation1 DPTR vs Peers2 as of 12/28/07 Note: See Investor Disclaimer and Cautionary Note on subsequent pages 1 Enterprise value defined as net debt + minority interest + preferred stock + fully diluted market cap, pro forma for announced transactions. Balance sheet as of 3Q 2007 2 Peers include BBG, KWK, SWN, STR, and UPL 3 EBITDA from IBES median estimates 4 Enterprise value adjusted for non-upstream value 5 Proved reserves as of YE 2006 pro forma for announced transactions 6 Pro forma DPTR multiples based on stock price of $19.00 per share and additional issuance of 36 MM shares for gross proceeds of $684 MM Enterprise Value / 2008 EBITDAX3 6 Enterprise Value4 / Proved Reserves5 ($/Mcfe) 6

Strategic Investment Creates Meaningful Shareholder Value Large capital infusion from an investor with a proven track record Capital supportive of Delta's growth strategy Enables Delta to accelerate drilling programs that will drive per share increases in proved reserves, production and cash flow Provides capital to pursue additional acreage acquisitions within core areas Significantly enhances Delta's credit profile Capital unlocks value for all shareholders

Additional Information and Where to Find It In connection with the proposed transaction, Delta will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission ("SEC"). SECURITY HOLDERS OF DELTA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Delta Petroleum Corp. 370 17th Street, Suite 4300, Denver, CO 80202 (Telephone: 303.293.9133). In addition, documents filed with the SEC by Delta are available free of charge at the SEC's web site at www.sec.gov. Delta and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Delta's stockholders in connection with the transaction, and may have interests which may be different than those of Delta stockholders generally. Information regarding the interests of such directors and executive officers is included in Delta's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Delta's participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC's web site at http://www.sec.gov and from Investor Relations, Delta Petroleum Corp. 370 17th Street, Suite 4300, Denver CO (Telephone: 303.293.9133). EBITDAX Definition EBITDAX represents net income before income tax expense (benefit), interest and financing costs, depreciation, depletion and amortization expense, gain on sale of oil and gas properties and other investments, unrealized gains (loss) on derivative contracts and exploration and impairment and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Additional Information and EBITDAX Definition

Cautionary Statements email: investorrelations@deltapetro.com phone: 303.293.9133 The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms "probable" and "possible" reserves, reserve "potential" or "upside" or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines strictly prohibit Delta from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by us. Investors are urged to consider closely the disclosure in Delta's Form 10K for fiscal year ended December 31, 2006, available from Delta at 370 17th Street, Suite 4300, Denver, CO 80202, Attention: Investor Relations. You can obtain this from the SEC by calling 1-800-SEC-0330. Delta is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All Statements, other than statements of historical facts, that address activities that Delta assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this presentation are based on management's current belief, based on currently available information, as to the outcome and timing of future events, Delta cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Delta's 2006 Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission. Any of these factors could cause Delta's actual results and plans to differ materially from those in the forward-looking statements. Cautionary Note